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                                                                     EXHIBIT 11

                 WATKINS-JOHNSON COMPANY AND SUBSIDIARIES

            COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
               FOR THE YEARS ENDED DECEMBER 31, 1993, 1992, 1991

   The following table illustrates the potential dilution of outstanding stock options on net income per share computations.

                                                        YEAR ENDED DECEMBER 31
                                                ------------------------------------------------
                                                    1993               1992             1991
                                                ----------           ----------      ----------
For primary net income per share:
  Weighted average shares outstanding .....      7,558,106            7,551,064       7,526,974
  Equivalent shares--dilutive stock
   options--based on treasury
   stock method using average
   market price ...........................        366,485                   --              --
                                                 ----------           ----------      ----------
     Total ................................      7,924,591            7,551,064       7,526,974
                                                 ==========           ==========      ==========
For fully diluted net income per share:
  Weighted average shares outstanding .          7,558,106            7,551,064       7,526,974
  Equivalent shares--dilutive stock
   options--based on treasury stock
   method using greater of closing
   market price or average price .......           440,900              138,511              --
                                                 ----------           -----------     ----------
     Total .............................         7,999,006            7,689,575       7,526,974
                                                 ==========           ==========      ==========

Net income (loss) ......................       $11,596,000          $10,401,000    $(22,399,000)
                                                ==========           ==========    =============

Primary net income (loss) per share .....            $1.46                $1.38          $(2.98)
                                                ==========           ==========      ==========

Fully diluted net income (loss) per
  share..................................            $1.45               $1.35           $(2.98)
                                                ==========           ==========       ==========

This calculation is submitted in accordance with Regulation S-K, Item
601(b)(11).
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